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                         October 3, 2022

       Devinder Kumar
       Chief Financial Officer
       Advanced Micro Devices, Inc.
       2485 Augustine Drive
       Santa Clara, CA 95054

                                                        Re: Advanced Micro
Devices, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2022
                                                            File No. 001-07882

       Dear Devinder Kumar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program